                                                                   EXHIBIT 10.27

                      FIRST AMENDMENT TO LICENSE AGREEMENT

      THIS FIRST AMENDMENT TO LICENSE AGREEMENT ("Amendment") is made and entered into effective as of the 1st day of October, 2001, by and between RAMPAGE LICENSING, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY ("Licensor") and CHARLOTTE RUSSE MERCHANDISING, INC., A CALIFORNIA CORPORATION ("Licensee").

                                    RECITALS

      A. On or about September 30, 1997, Licensor's predecessor-in-interest and Licensee's predecessor-in-interest entered into a certain License Agreement (the "Agreement"), pursuant to which Licensor granted to Licensee the exclusive right to use the trademark "RAMPAGE(R)" on the terms and subject to the conditions set forth therein.

      B. The parties desire to amend the Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

      1. The Expiration Date is hereby amended to be December 31, 2012, subject to renewal or earlier termination as provided in the Agreement.

      2. Sections 11(b)(c) and (d) of the Agreement are hereby deleted and replaced with the following Section 11(b):

                  "(b) Licensee shall have six (6) consecutive options to renew the Term of this Agreement (each, an "Option"), on the same terms and conditions (excluding the renewal provisions) for periods of five (5) years each (each, an "Option Period") provided that (i) Licensee shall give notice to Licensor if its exercise of each Option not later than one (1) year prior to the end of the Term (or any Option Period, as applicable), (ii) Licensee shall not be in default under this Agreement (beyond any applicable notice and cure period) on the date that the Option is exercised, and (iii) the Total Net Revenues for the Contract Year immediately preceding the Option Period are not less than One Hundred Fifty Million Dollars ($150,000,000)."

      3. The Royalty Schedule (Schedule A to the Agreement) is hereby amended to provide that the Royalty Payments due for the remainder of the Term, including any Option Periods, shall be as follows:

                                Royalty Schedule

    Total Net Revenues                  Percentage
    ------------------                  ----------
     $0-$150,000,000                        1%
$150,000,001-$250,000,000                  .75%
    Over $250,000,000                      .50%

      Royalty Payments shall be paid based on the percentages set forth above and the applicable level of Total Net Revenues each Contract Year.

      4. The term "Contract Year" shall mean each consecutive twelve (12) month period commencing on January 1 and ending on December 31, except that the Contract Year which would have ended on September 30, 2002 (prior to the effectiveness of this Amendment) shall be deemed extended through December 31, 2002. Royalty Payments for the period from October 1, 2002-December 31, 2002 shall be paid at the applicable percentage set forth in Paragraph 3 above, cumulating the Total Net Revenues for such period with the Total Net Revenues for the period October 1, 2001-September 30, 2002.

      5. Notwithstanding anything to the contrary set forth in the Agreement, Licensee shall have the right to terminate this Agreement upon the occurrence of any of the following events:

            (a) Licensor liquidates, dissolves or ceases to conduct business;

            (b) The filing of a voluntary petition under the Federal Bankruptcy Act by Licensor, or the filing by Licensor of a similar proceeding under state law (including an assignment for the benefit of creditors), or the filing of an involuntary petition against Licensor under the Federal Bankruptcy Act which is not dismissed within sixty (60) days; and

            (c) A receiver or trustee is appointed for Licensor, which is not removed within sixty (60) days.

      6. Licensor acknowledges that its actions and omissions can have substantial impact on the value of the Mark, and therefore on the business and profits of Licensee. Licensor further acknowledges that the value of the Mark depends in part upon its ability to maintain consistency in the style, appearance and quality of merchandise manufactured by it and by its other licensees, and maintaining those standards of style, appearance and quality which are in effect as of the date of this Amendment.

      It is therefore agreed that notwithstanding anything in the Agreement to the contrary, Licensor agrees during the Term to maintain the consistency of style, appearance and quality of merchandise manufactured by it and by its other licensees, and to maintain those standards of style, appearance and quality which are in effect as of the date of this Amendment, and to otherwise refrain from taking or failing to take any action which results in a material, adverse impact on the value of the Mark. If Licensor breaches the foregoing covenant and as a result Licensee is materially and adversely affected thereby, or is reasonably likely to be materially and adversely affected thereby, Licensee shall give notice to Licensor identifying the act or omission which Licensee claims to constitute a breach. Licensor shall have sixty (60) days after receipt of such notice within which to cure such breach. If Licensor fails or refuses to cure the breach within the time specified above, Licensee may, as its sole remedy, terminate this Agreement, provided that notice of termination is given within fifteen (15) days after the expiration of the sixty (60) day cure period.

      If Licensor disputes that a breach has occurred or that Licensee has been or is reasonably likely to be materially and adversely affected thereby, Licensor shall give notice of such dispute to Licensee within ten (10) business days after receipt of Licensee's notice of breach. The parties shall then endeavor to resolve the dispute in good faith. If the dispute cannot be resolved within twenty (20) business days after Licensor's notice of dispute, then the dispute shall be resolved by arbitration in accordance with Section 13 of the Agreement. In resolving the dispute, the arbitrator shall consider all relevant evidence, including evidence as to any reduction (or lack of reduction) in Licensee's Net Sales subsequent to the alleged breach, the impact (or lack of impact) of the alleged breach on the business and profits of other licensees of the Mark and general economic conditions.

      7. Section 12(c) of the Agreement is hereby amended to read as follows:
"Licensee acknowledges that its actions and omissions can have substantial impact on the value of the Mark, and therefore on the business and profits of Licensor. Licensee further acknowledges that the value of the Mark depends in part upon its ability to maintain consistency in the style, appearance and quality of the retail stores which it operates, and maintaining those standards of style, appearance and quality of such retail stores which are in effect as of the date of this Amendment.

      It is therefore agreed that notwithstanding anything in the Agreement to the contrary, Licensee agrees during the Term to maintain the consistency of style, appearance and quality of the retail stores which it operates, and to maintain those standards of style, appearance and quality of such retail stores which are in effect as of the date of this Amendment, and to refrain from taking or failing to taking any action which results in a material, adverse impact on the value of the Mark. If Licensee breaches the foregoing covenant and as a result Licensor is materially and adversely affected thereby, or is reasonably likely to be materially and adversely affected thereby, Licensor shall give notice to Licensee identifying the act or omission which Licensor claims to constitute a breach. Licensee shall have sixty (60) days after receipt of such notice within which to cure such breach. If Licensee fails or refuses to cure the breach within the time specified above, Licensor may, as its sole remedy, terminate this Agreement, provided that notice of termination is given within fifteen (15) days after the expiration of the sixty (60) day cure period.

      If Licensee disputes that a breach has occurred or that Licensor has been or is reasonably likely to be materially and adversely affected thereby, Licensee shall give notice of such dispute to Licensor within ten (10) business days after receipt of Licensor's notice of breach. The parties shall then endeavor to resolve the dispute in good faith. If the dispute cannot be resolved within twenty (20) business days after Licensee's notice of dispute, then the dispute shall be resolved by arbitration in accordance with Section 13 of the Agreement. In resolving the dispute, the arbitrator shall consider all relevant evidence, including evidence as to any reduction (or lack of reduction) in Licensor's revenues derived from the Agreement subsequent to the alleged breach, and general economic conditions."

      8. During each Contract Year, Licensee shall pay to Licensor guaranteed minimum royalty payments ("GMR's") as follows:

      Contract Year                                   GMR
      -------------                                   ---
        2002-2012                              $       750,000
2013-2017 (option period)                      $     1,000,000
2018-2022 (option period)                      $     1,250,000
2023-2027 (option period)                      $     1,500,000
2028-2032 (option period)                      $     1,500,000
2033-2037 (option period)                      $     1,500,000
2038-2042 (option period)                      $     1,500,000

      The GMR shall be payable in arrears in equal installments, concurrently with the reconciliation of the Royalty Payments due and payable pursuant to
Section 4(a) of the Agreement. To the extent that the cumulative Royalty Payments made (including the GMR and the Royalties paid pursuant to Section 4(a)) equal or exceed the cumulative GMR then due, the GMR payments shall be reduced accordingly. However, there shall be no "carryover" of Royalties from Contract Year to Contract Year, and the obligation to pay the regularly scheduled GMR payments shall resume as of the first day of each Contract Year.

      In the event of any termination of this Agreement as a result of a breach by Licensee, Licensee shall be liable for all GMR's which were due and payable as of the date of termination. In addition to the foregoing, Licensee shall be liable for an amount equal to the lesser of (a) all GMR's which would be due and payable for the remainder of the Term (excluding option periods, except to the extent that an option has been exercised prior to the date of termination), and
(b) the Termination Fee (as defined herein). Such amount shall be due and payable immediately upon demand by Licensor. Licensor and Licensee acknowledge and agree that the actual damages to Licensor resulting from Licensee's breach would be difficult and impractical to ascertain, and that the foregoing sum constitutes a reasonable and good faith estimate thereof. The parties intend that the foregoing sum shall constitute liquidated damages as set forth in California Civil Code Section 1671.

      Notwithstanding the foregoing, at any time during the Term (including subsequent to a breach by Licensee but prior to any termination of this Agreement that results from such breach) Licensee may, by notice to Licensor, terminate this Agreement upon at least thirty (30) days' written notice, provided that such notice is accompanied by the payment of a "Termination Fee". The Termination Fee shall be an amount equal to the GMR that would be due and payable for the twenty-four (24) months subsequent to the date of termination set forth in the notice. In addition to the Termination Fee, Licensee shall remain liable for all GMR's and other Royalties which accrue through the date of termination. The parties specifically acknowledge and agree that the Termination Fee is not a penalty but a reasonable, good faith estimate of the cost and expense (including loss of Royalty revenue and the expense which will be incurred in finding a replacement licensee) that Licensor would incur upon the early termination of the Agreement.

      9. The address for notices to Licensor (Section 19 of the Agreement) is hereby amended to read as follows:

                           Rampage Licensing, LLC
                           2300 Eastern Avenue
                           City of Commerce, California 90040
                           Attention:  Larry Hansel

with copies to:            Bruce R. Greene, Esq.
                           Jenkens & Gilchrist, LLP
                           12100 Wilshire Boulevard, 15th Floor
                           Los Angeles, California 90025

      10. The address for notices to Licensee (Section 19 of the Agreement) is hereby amended to read as follows:

                           Charlotte Russe Merchandising, Inc.
                           4645 Morena Boulevard
                           San Diego, California 92117
                           Attention:  Daniel T. Carter

with copies to:            Kenneth M. Fitzgerald, Esq.
                           Latham & Watkins
                           701 "B" Street, Suite 2100
                           San Diego, California 92101

      11. Capitalized terms used in this Amendment shall have the same meanings as set forth in the Agreement.

      12. In all other respects, the Agreement shall remain in full force and effect as originally written.

      13. On or about January 15, 1999, Licensor and Licensee executed a certain "Consent to Assignments" pursuant to which it was agreed that the Agreement would not be amended, modified or altered in any way without the prior written consent of Bankboston, N.A. Licensee represents that pursuant to a subsequent agreement between Licensee and Bankboston, N.A., the foregoing provision is no longer applicable and that the consent of Bankboston, N.A. is not required for Licensee to enter into this Amendment, nor is any notice required to be given to Bankboston, N.A. in connection therewith.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

"LICENSOR"                                  "LICENSEE"

RAMPAGE LICENSING, LLC, A                   CHARLOTTE RUSSE MERCHANDISING, INC.,
CALIFORNIA LIMITED LIABILITY COMPANY        A CALIFORNIA CORPORATION

                                            BY       /s/MARK A. HOFFMAN
                                              ----------------------------------
BY       /s/LARRY HANSEL                    ITS      CHIEF OPERATING OFFICER
  ----------------------------------           ---------------------------------
ITS
   ---------------------------------

      The undersigned each hereby acknowledge that it has read and understands the foregoing Amendment and approves of same.

                                            CHARLOTTE RUSSE, INC.,
                                            A CALIFORNIA CORPORATION

                                            BY       /s/DANIEL T. CARTER
                                              ----------------------------------
                                            ITS      EXECUTIVE VICE PRESIDENT
                                               ---------------------------------